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EXHIBIT 3.2


                            INGEN TECHNOLOGIES, INC.

                              DIRECTORS' RESOLUTION

                                     2005.6

     BE IT KNOWN THAT, on the 11th day of October, 2005 at a duly constituted special meeting of the Directors of Ingen Technologies, Inc., the following contingent resolution was voted and approved upon motion duly made and seconded:

     This resolution's legal effectiveness and authority is contingent upon the approval of the 40 to 1 reverse split of company common shares and the reduction in the number of authorized common shares to 100 million in the Special Shareholders' meeting scheduled for October 31, 2005. If the shareholders do not approve the reverse split and reduction of authorized common shares, then this resolution is of no force and effect, meaning that the company's Amended and Restated Articles of Incorporation will remain unchanged until such time as, and if, the Board and/or the shareholders take other action.

     The Board of Directors has the authority under Article Three, sections 3.1 and 3.3 of the company's Amended and Restated Articles of Incorporation to establish such classifications of preferred shares as it sees fit, and as provided in Georgia law.

     Article Three, section 3.1(b) authorizes a total of forty million preferred shares. Article Three, section 3.4 authorizes three million shares of Series A convertible preferred shares.

     Per this resolution, all the remaining authorized preferred shares, totaling thirty-seven million shares, shall be Series A preferred shares. Another words, all authorized preferred shares of the company are hereby designated as Series A Convertible Preferred Stock ("Series A shares"). Furthermore, the issuance of all company preferred stock to date shall be designated as the issuance of Series A Convertible Preferred Stock. The transfer agent shall collect old stock certificates and issue any new certificates necessitated hereby.

     Series A shares shall be convertible to company common shares on a one-Series A-share to one-common-share basis (and not on a one-Series A -share to ten-common-shares basis).

     Series A shares shall have one vote per share (and not 15 votes per share).

     A three to one reverse split of all outstanding Series A Convertible Preferred Stock is hereby ordered. This reverse split of issued preferred shares is authorized based in part on the representations of management that the amount of consideration received to date by the company for the issuance of all common shares and the issuance of all preferred shares is roughly equivalent. The resulting amount of issued shares of preferred stock being somewhat more than the resulting amount of issued shares of common shares is known to and an intended result of the Board in recognition of the fact, among other things, that the consideration for the preferred shares was the first investment received by the company from its founding shareholders.


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     All other rights and privileges and conditions of the Series A Convertible
Preferred Stock remain unchanged. A total of 40 million Series A Convertible Preferred Stock shares remain authorized by the Amended and Restated Articles of Incorporation.

     Additionally, the Board of Directors can establish, without notice, further rules (such as a "lock-up" provision and/or other restrictions as judged to be in the best interest of the company) concerning the timing and amount of Series A shares that can be converted to common shares.

     A copy of this contingent resolution and the company's Amended and Restated Articles of Incorporation shall be included in the mailing of the notification to shareholders for the Special Shareholders' Meeting set for October 31, 2005.

                           CERTIFICATION BY SECRETARY

     I am the Secretary of Ingen Technologies, Inc. I hereby certify that the foregoing is a true and correct copy of the "contingent" Resolution adopted by the Board of Directors of Ingen Technologies, Inc. on October 11, 2005 in accordance with the provisions of our Bylaws.

     IN WITNESS WHEREOF, I have this 11th day of October, 2005, subscribed my name as Secretary of Ingen Technologies, Inc. and have caused the corporate seal to be affixed hereto (if such a seal exists).


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Secretary of Corporation

                                WAIVER OF NOTICE

     The undersigned Directors of Ingen Technologies, Inc. hereby waive notice of the special Directors' meeting held on October 11, 2005. We consent to all actions taken in the meeting. Faxed and electronic signatures are as valid as original signatures hereupon, and may be signed in counterparts.


-------------------------------             ------------------------------
Scott R. Sand                               Curt Miedema


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Chris Wirth                                 KHOO YONG SIN


-------------------------------
Stephen O'Hara

ACCORD (EXISTING COMPANY PREFERRED SHAREHOLDERS):


-------------------------------             ------------------------------
Scott R. Sand                               Jeffrey Gleckman


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